Exhibit 15.3

Certification by the Chief Executive Officer

Pursuant to Item 16I(a) of Form 20-F

I, Min Luo, Chairman and Chief Executive Officer of Qudian Inc. (the “Company”), certify that to my knowledge following due inquiry:

(1)	As of the date hereof, the directors and officers of the Company consist of: Min Luo, Long Xu, Yingming Li, Shengwen Rong, Yifan Li and Yan Gao;
(2)	None of the Company’s directors or officers are representatives of any government entity in the People’s Republic China (the “PRC”);
(3)	As of the date hereof, the following shareholders beneficially own 10% or more of the total outstanding ordinary shares of the Company: Min Luo and Qufenqi Holding Limited;
(4)	None of the shareholders that beneficially own 10% or more of the total outstanding ordinary shares of the Company are controlled by any government entity in the PRC;
(5)

There are no voting, acting-in-concert or other agreements or arrangements, nomination, appointment, designation or other rights, or material relationships, in each case between the Company or any of the aforementioned directors, officers or shareholders on the one hand, and any person on the other hand, that could result in such person being deemed to control the Company; and

(6)	Based on the above, the Company is not owned or controlled by a government entity in the PRC.

Date:	April 28, 2023

By:	/s/ Min Luo
Name:	Min Luo
Title:	Chairman and Chief Executive Officer